Exhibit 3.9

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
ISONICS CORPORATION

The undersigned, James E. Alexander and John V. Sakys, hereby certify that:

1.             They are the President and Secretary, respectively, of Isonics Corporation, a California corporation (the “Corporation”).

2.             Article III, paragraph (b), of the Articles of Incorporation of this Corporation is amended to read as follows:

“(b)         Seven Million Six Hundred Fifty Thousand (7,650,000) shares which shall be designated as Preferred Stock.”

3.             The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

4.             In accordance with Section 905(d) of the California Corporations Code (“Code”), the foregoing amendment reducing the authorized number of shares of Preferred Stock from 10,000,000 shares to 7,650,000 shares does not require approval by the Corporation’s shareholders based on the following facts:

(i)            The Corporation has acquired all (being 1,850,000 shares) of the authorized shares of its Series A Convertible Preferred Stock (“Series A Preferred”) and all of the outstanding shares (being 500,000 shares of an authorized 3,000,000) of its Series B Convertible Preferred Stock (“Series B Preferred”);

(ii)           Each of the Certificates of Determination for Series A Preferred (at Section 5.H) and Series B Preferred (at Section 5.E) provide that redeemed shares will be cancelled and not reissued;

(iii)          With regard to Series A Preferred, Section 510(b)(1) of the Code provides that, when a corporation reacquires authorized shares of a class or series and the articles prohibit the reissuance of those shares, the authorized number of shares of the class to which the shares belonged is reduced by the number of shares so reacquired;

(iv)          With regard to Series B Preferred, Section 510(b)(2) of the Code provides that, when a corporation reacquires less than all of the authorized shares but all of the issued and outstanding shares of a class or series, and the articles prohibit the reissuance of those shares, the authorized number of shares of the class or series is automatically reduced by the number of shares so reacquired. The language of the Certificate of Determination of the Preferences and Rights of Series B Preferred requires that reacquired shares be cancelled and not reissued thereby requiring reduction of the number of shares in both the class (Preferred Stock) and series (Series B Preferred); and

(v)           Section 510(f) of the Code provides that reductions in the authorized number of shares required by Sections 510(b)(1)(C) and 510(b)(2)(B) may be adopted and approved by the board of directors without approval of the outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true of our own knowledge.

Dated: July 10, 2006	/s/ James E. Alexander
James E. Alexander, President

/s/ John V. Sakys
John V. Sakys, Secretary